 EX‑35.14

(logo) LNR

 Partners, LLC

ANNUAL STATEMENT OF COMPLIANCE

OF

LNR PARTNERS, LLC

The undersigned, Job Warshaw, being the President of LNR Partners, LLC (the "Special Servicer"), as special servicer under the applicable Pooling and Servicing Agreement for the transactions listed on Schedule I hereto, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, on behalf of the Special Servicer, solely in his capacity as an authorized officer of the Special Servicer and not in his individual capacity, as follows:

1. A review of the activities performed by the Special Servicer during the period commencing on January 1, 2015 and ending on December 31, 2015 (or any other shorter period set forth on Schedule I hereto) (the “Reporting Period"), and of the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review and using the applicable servicing criteria under Item 1122 of Regulation AB, the Special Servicer has fulfilled all of its obligations under the applicable Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, LLC,

a Florida limited liability company

By: /s/ Job Warshaw

Job Warshaw

President

Dated: February 23, 2016

1601 Washington Avenue · Suite 700 · Miami Beach, Florida 33139-3164

Telephone: (305) 695-5600 Fax: (305) 695-5601

Schedule I

CGCMT 2015-P1

Citigroup Commercial Mortgage Trust 2015-P1, Commercial Mortgage Pass-Through Certificates,

Series 2015-P1

Ref: Hilton Nashville portion contributed into WFCMT 2015-NXS3

Wells Fargo Securities, LLC

375 Park Avenue

2nd Floor, J0127-023

New York, NY 10152

A. J. Sfarra

Wells Fargo Securities, LLC

D01053-300

301 South College St.

Charlotte, North Carolina 28288

Jeff D. Blake, Esq., Wells Fargo Law Department

Cadwalder, Wickerman & Taft LLP

200 Liberty Street

New York, NY 10281

Anna H. Glick